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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                     L-3                                   Predecessor Company
                                  --------------------------------------------------------------------- --------------------------
                                                                                          Nine Months   Three Months     Year
                                      Nine Months Ended        Year Ended December 31,       Ended         Ended         Ended
                                        September 30,                                     December 31,    March 31,   December 31,
                                       2001       2000       2000       1999       1998       1997          1997          1996
                                     --------   --------   --------   --------   --------   --------      --------      --------

Earnings:
   Income before income taxes ....   $114,958   $ 83,476   $134,079   $ 95,430   $ 53,450   $ 22,992      $   (505)     $ 19,494
   Add:
     Interest expense ............     60,147     63,083     87,308     56,686     47,015     29,884          8,441       24,197
     Amortization of debt expense       4,739      4,039      5,724      3,904      2,564      1,517           --           --
     Interest component of
       rent expense ..............      9,308      5,041     11,882      7,500       --        3,213            851        2,832
                                     --------   --------   --------   --------   --------   --------       --------     --------
   Earnings ......................   $189,152   $155,639   $238,993   $163,520   $103,029   $ 57,606       $  8,787     $ 46,523
                                     --------   --------   --------   --------   --------   --------       --------     --------

Fixed charges:
     Interest expense ............     60,147     63,083     87,308     56,686     47,015     29,884          8,441       24,197
     Amortization of debt expense       4,739      4,039      5,724      3,904      2,564      1,517           --            --
     Interest component of
       rent expense ..............      9,308      5,041     11,882      7,500       --        3,213            851        2,832
                                     --------   --------   --------   --------   --------   --------       --------     --------
   Fixed charges .................   $ 74,194   $ 72,163   $104,914   $ 68,090   $ 49,579   $ 34,614       $  9,292     $ 27,029
                                     --------   --------   --------   --------   --------   --------       --------     --------
Ratio of earnings to fixed charges        2.5x       2.2x       2.3x       2.4x       2.1x       1.7x           n.a.(a)      1.7x
                                     ========   ========   ========   ========   ========   ========       ========     ========

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(a) For the three months ended March 31, 1997, earnings were insufficient to cover fixed charges by $.5 million.